Exhibit 21.1

Subsidiaries of Columbia Pipeline Partners LP*

Name	Jurisdiction
CPG OpCo GP LLC	Delaware
CPG OpCo LP	Delaware
Columbia Gulf Transmission, LLC	Delaware
Columbia Gas Transmission, LLC	Delaware

*	This exhibit lists the entities that will be subsidiaries of Columbia Pipeline Partners LP following the consummation of the transactions contemplated by the contribution agreement we will enter into at the closing of our initial public offering. The form of such contribution agreement was filed as Exhibit 10.1 to the attached Registration Statement.